Exhibit 99.1

ARCH CAPITAL GROUP LTD.

Earnings Release Supplement

As of June 30, 2012

Wessex House, 5th Floor
45 Reid Street
Hamilton HM 12 Bermuda

441-278-9250
441-278-9255 fax
PRESS RELEASE
NASDAQ Symbol ACGL	CONTACT:
For Immediate Release	John C.R. Hele
Executive Vice President and Chief Financial Officer

ARCH CAPITAL GROUP LTD. REPORTS 2012 SECOND QUARTER RESULTS

HAMILTON, BERMUDA, July 25, 2012 — Arch Capital Group Ltd. (NASDAQ: ACGL) reports that net income available to common shareholders for the 2012 second quarter was $212.6 million, or $1.54 per share, compared to $90.1 million, or $0.65 per share, for the 2011 second quarter. The Company also reported after-tax operating income available to common shareholders of $141.4 million, or $1.02 per share, for the 2012 second quarter, compared to $59.7 million, or $0.43 per share, for the 2011 second quarter. All earnings per share amounts discussed in this release are on a diluted basis.

The Company’s book value per common share was $34.45 at June 30, 2012, a 3.4% increase from $33.33 per share at March 31, 2012 and an 8.5% increase from $31.76 per share at December 31, 2011. The Company’s after-tax operating income available to common shareholders represented a 12.3% annualized return on average common equity for the 2012 second quarter, compared to 5.9% for the 2011 second quarter. After-tax operating income available to common shareholders, a non-GAAP measure, is defined as net income available to common shareholders, excluding net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses, net of income taxes. See page 6 for a further discussion of after-tax operating income available to common shareholders and Regulation G.

The following table summarizes the Company’s underwriting results:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(U.S. dollars in thousands)	2012	2011	2012	2011

Gross premiums written	$1,051,813	$911,939	$2,118,469	$1,876,505
Net premiums written	820,233	706,543	1,683,844	1,470,821
Net premiums earned	726,656	642,879	1,406,968	1,276,574
Underwriting income (loss)	93,723	(43)	160,916	(64,023)

Combined ratio (1)	87.2%	100.0%	88.6%	105.1%

(1)         The combined ratio represents a measure of underwriting profitability, excluding investment income, and is the sum of the loss ratio and expense ratio. A combined ratio under 100% represents an underwriting profit and a combined ratio over 100% represents an underwriting loss.

For the 2012 second quarter, the combined ratio of the Company’s insurance and reinsurance subsidiaries consisted of a loss ratio of 55.0% and an underwriting expense ratio of 32.2%, compared to a loss ratio of 67.1% and an underwriting expense ratio of 32.9% for the 2011 second quarter. For a discussion of underwriting activities and a review of the Company’s results by operating segment, see “Segment Information” in the Supplemental Financial Information section of this release.

In April 2012, the Company completed the acquisition of the credit and surety reinsurance operations of Ariel Reinsurance Company Ltd. based in Zurich, Switzerland. In the transaction, which was accounted for as a business combination under U.S. GAAP, the Company acquired $83.1 million of net unearned premiums along with other insurance balances. Under applicable accounting rules for business combinations, the recording of such unearned premiums was not reflected as net premiums written but will result in net premiums earned (primarily over a two year period). Net premiums earned for the 2012 second quarter included $17.3 million related to the acquired net unearned premiums.

The following table summarizes, on an after-tax basis, the Company’s consolidated financial data, including a reconciliation of after-tax operating income available to common shareholders to net income available to common shareholders and related diluted per share results:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(U.S. dollars in thousands, except share data)	2012	2011	2012	2011

After-tax operating income available to common shareholders	$141,400	$59,739	$255,060	$67,315
Net realized gains, net of tax	33,275	44,799	74,148	66,384
Net impairment losses recognized in earnings, net of tax	(1,951)	(1,684)	(2,974)	(4,364)
Equity in net income of investment funds accounted for using the equity method, net of tax	7,787	5,973	32,613	35,646
Net foreign exchange gains (losses), net of tax	32,108	(18,685)	11,567	(55,827)
Net income available to common shareholders	$212,619	$90,142	$370,414	$109,154

Diluted per common share results:
After-tax operating income available to common shareholders	$1.02	$0.43	$1.85	$0.48
Net realized gains, net of tax	0.24	0.32	0.54	0.48
Net impairment losses recognized in earnings, net of tax	(0.01)	(0.01)	(0.02)	(0.03)
Equity in net income of investment funds accounted for using the equity method, net of tax	0.06	0.04	0.23	0.25
Net foreign exchange gains (losses), net of tax	0.23	(0.13)	0.08	(0.40)
Net income available to common shareholders	$1.54	$0.65	$2.68	$0.78

Weighted average common shares and common share equivalents outstanding – diluted	138,211,736	137,975,599	138,017,490	139,234,931

The Company’s investment portfolio continues to be comprised primarily of high quality fixed income securities with an average credit quality of “AA/Aa2.” The average effective duration of the investment portfolio was 3.01 years at June 30, 2012, compared to 2.75 years at March 31, 2012 and 2.99 years at December 31, 2011. Including the effects of foreign exchange, total return on the Company’s investment portfolio was approximately 0.63% for the 2012 second quarter, compared to 1.65% for the 2011 second quarter. Excluding the effects of foreign exchange, total return was 1.04% for the 2012 second quarter, compared to 1.54% for the 2011 second quarter.

Net investment income for the 2012 second quarter was $73.6 million, or $0.53 per share, compared to $86.7 million, or $0.63 per share, for the 2011 second quarter. The pre-tax investment income yield was 2.47% for the

2012 second quarter, compared to 3.06% for the 2011 second quarter. The decline in the 2012 second quarter yield primarily reflects the effects of lower prevailing interest rates available in the market and our investment strategy which puts a priority on total return. Such effects more than offset the benefit of a higher level of investable assets in the 2012 second quarter.

Consolidated cash flow provided by operating activities for the 2012 second quarter was $252.4 million, compared to $222.0 million for the 2011 second quarter. The increase in operating cash flows in the 2012 second quarter resulted, in part, from increased premium receipts which more than offset a higher level of paid losses.

For the 2012 second quarter, the Company’s effective tax rate on income before income taxes was an expense of 0.3%, compared to a benefit of 2.4% for 2011 second quarter. The Company’s effective tax rates may fluctuate from period to period based on the relative mix of income or loss reported by jurisdiction and the varying tax rates in each jurisdiction. The Company’s quarterly tax provision is adjusted to reflect changes in its expected annual effective tax rate, if any. In addition, the Company’s Bermuda-based reinsurer incurs federal excise taxes for premiums assumed on U.S. risks. The Company incurred $2.0 million of federal excise taxes for 2012 second quarter, compared to $2.5 million for the 2011 second quarter. Such amounts are reflected as acquisition expenses in the Company’s consolidated statements of income.

Net foreign exchange gains for the 2012 second quarter were $31.7 million (net unrealized gains of $32.4 million and net realized losses of $0.7 million), compared to net foreign exchange losses for the 2011 second quarter of $18.4 million (net unrealized losses of $18.7 million and net realized gains of $0.3 million). The 2012 second quarter net foreign exchange gains primarily resulted from the strengthening of the U.S. Dollar against the Euro and British Pound Sterling during the period. Net unrealized foreign exchange gains or losses result from the effects of revaluing the Company’s net insurance liabilities required to be settled in foreign currencies at each balance sheet date. The Company’s strategy has been to hold investments in foreign currencies which are intended to mitigate its exposure to foreign currency fluctuations in its net insurance liabilities. Changes in the value of such investments due to foreign currency rate movements are reflected as a direct increase or decrease to shareholders’ equity and are not included in the consolidated statements of income. As a result of the current financial and economic environment as well as the potential for additional investment returns, the Company has not matched a portion of its projected liabilities in foreign currencies with investments in the same currencies and may not match such amounts in future periods, which could increase the Company’s exposure to foreign currency fluctuations and increase the volatility of the Company’s shareholders’ equity.

At June 30, 2012, the Company’s capital of $5.42 billion consisted of $300.0 million of senior notes, representing 5.5% of the total, $100.0 million of revolving credit agreement borrowings due in August 2014, representing 1.8% of the total, $325.0 million of preferred shares, representing 6.0% of the total, and common shareholders’ equity of $4.70 billion, representing the balance. At December 31, 2011, the Company’s capital of $4.99 billion consisted of $300.0 million of senior notes, representing 6.0% of the total, $100.0 million of revolving credit agreement borrowings, representing 2.0% of the total, $325.0 million of preferred shares, representing 6.5% of the total, and common shareholders’ equity of $4.27 billion, representing the balance.

The Company will hold a conference call for investors and analysts at 11:00 a.m. Eastern Time on Thursday, July 26, 2012. A live webcast of this call will be available via the Investor Relations — Events & Presentations section of the Company’s website at http://www.archcapgroup.bm. A telephone replay of the conference call also will be available beginning on July 26 at 1:00 p.m. Eastern Time until August 2, 2012 at midnight Eastern Time. To access the replay, domestic callers should dial 888-286-8010 (passcode 89694010), and international callers should dial 617-801-6888 (passcode 89694010).

Please refer to the Company’s Financial Supplement dated June 30, 2012, which is posted on the Company’s website at http://www.archcapgroup.bm/EarningsReleases.aspx. The Financial Supplement provides additional detail regarding the financial performance of the Company. From time to time, the Company posts additional financial information and presentations to its website, including information with respect to its subsidiaries.

Investors and other recipients of this information are encouraged to check the Company’s website regularly, including the Investor Relations — Events & Presentations section of the Company’s website at http://www.archcapgroup.bm/presentations.aspx for additional information regarding the Company.

Arch Capital Group Ltd., a Bermuda-based company with approximately $5.42 billion in capital at June 30, 2012, provides insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (“PSLRA”) provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements, which reflect the Company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this release are forward-looking statements. Forward-looking statements, for purposes of the PSLRA or otherwise, can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” and similar statements of a future or forward-looking nature or their negative or variations or similar terminology.

Forward-looking statements involve the Company’s current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below and elsewhere in this release and in the Company’s periodic reports filed with the Securities and Exchange Commission (the “SEC”), and include:

•                        the Company’s ability to successfully implement its business strategy during “soft” as well as “hard” markets;

•                        acceptance of the Company’s business strategy, security and financial condition by rating agencies and regulators, as well as by brokers and its insureds and reinsureds;

•                        the Company’s ability to maintain or improve its ratings, which may be affected by its ability to raise additional equity or debt financings, by ratings agencies’ existing or new policies and practices, as well as other factors described herein;

•                        general economic and market conditions (including inflation, interest rates, foreign currency exchange rates, prevailing credit terms and the depth and duration of a recession) and conditions specific to the reinsurance and insurance markets (including the length and magnitude of the current “soft” market) in which the Company operates;

•                        competition, including increased competition, on the basis of pricing, capacity, coverage terms or other factors;

•                        developments in the world’s financial and capital markets and the Company’s access to such markets;

•                        the Company’s ability to successfully enhance, integrate and maintain operating procedures (including information technology) to effectively support its current and new business;

•                        the loss of key personnel;

•                        the integration of businesses the Company has acquired or may acquire into its existing operations;

•                        accuracy of those estimates and judgments utilized in the preparation of the Company’s financial statements, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation, and any determination to use the deposit method of accounting, which for a relatively new insurance and reinsurance company, like the Company, are even more difficult to make than those made in a mature company since relatively limited historical information has been reported to the Company through June 30, 2012;

•                        greater than expected loss ratios on business written by the Company and adverse development on claim and/or claim expense liabilities related to business written by its insurance and reinsurance subsidiaries;

•                        severity and/or frequency of losses;

•                        claims for natural or man-made catastrophic events in the Company’s insurance or reinsurance business could cause large losses and substantial volatility in its results of operations;

•                        acts of terrorism, political unrest and other hostilities or other unforecasted and unpredictable events;

•                        availability to the Company of reinsurance to manage its gross and net exposures and the cost of such reinsurance;

•                        the failure of reinsurers, managing general agents, third party administrators or others to meet their obligations to the Company;

•                        the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by the Company;

•                        the Company’s investment performance, including legislative or regulatory developments that may adversely affect the fair value of the Company’s investments;

•                        the impact of the continued weakness of the U.S., European countries and other key economies, projected budget deficits for the U.S., European countries and other governments and the consequences associated with possible additional downgrades of securities of the U.S., European countries and other governments by credit rating agencies, and the resulting effect on the value of securities in the Company’s investment portfolio as well as the uncertainty in the market generally;

•                        losses relating to aviation business and business produced by a certain managing underwriting agency for which the Company may be liable to the purchaser of its prior reinsurance business or to others in connection with the May 5, 2000 asset sale described in the Company’s periodic reports filed with the SEC;

•                        changes in accounting principles or policies or in the Company’s application of such accounting principles or policies;

•                        changes in the political environment of certain countries in which the Company operates, underwrites business or invests;

•                        statutory or regulatory developments, including as to tax policy matters and insurance and other regulatory matters such as the adoption of proposed legislation that would affect Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers and/or changes in regulations or tax laws applicable to the Company, its subsidiaries, brokers or customers; and

•                        the other matters set forth under Item 1A “Risk Factors”, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other sections of the Company’s Annual Report on Form 10-K, as well as the other factors set forth in the Company’s other documents on file with the SEC, and management’s response to any of the aforementioned factors.

All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Comment on Regulation G

Throughout this release, the Company presents its operations in the way it believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use the Company’s financial information in evaluating the performance of the Company. This presentation includes the use of after-tax operating income available to common shareholders, which is defined as net income available to common shareholders, excluding net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses, net of income taxes. The presentation of after-tax operating income available to common shareholders is a “non-GAAP financial measure” as defined in Regulation G. The reconciliation of such measure to net income available to common shareholders (the most directly comparable GAAP financial measure) in accordance with Regulation G is included on page 2 of this release.

The Company believes that net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses in any particular period are not indicative of the performance of, or trends in, the Company’s business performance. Although net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses are an integral part of the Company’s operations, the decision to realize investment gains or losses, the recognition of net impairment losses, the recognition of equity in net income or loss of investment funds accounted for using the equity method and the recognition of foreign exchange gains or losses are independent of the insurance underwriting process and result, in large part, from general economic and financial market conditions. Furthermore, certain users of the Company’s financial information believe that, for many companies, the timing of the realization of investment gains or losses is largely opportunistic. In addition, net impairment losses recognized in earnings on the Company’s investments represent other-than-temporary declines in expected recovery values on securities without actual realization. The use of the equity method on certain of the Company’s investments in certain funds that invest in fixed maturity securities is driven by the ownership structure of such funds (either limited partnerships or limited liability companies). In applying the equity method, these investments are initially recorded at cost and are subsequently adjusted based on the Company’s proportionate share of the net income or loss of the funds (which include changes in the fair value of the underlying securities in the funds). This method of accounting is different from the way the Company accounts for its other fixed maturity securities and the timing of the recognition of equity in net income or loss of investment funds accounted for using the equity method may differ from gains or losses in the future upon sale or maturity of such investments. Due to these reasons, the Company excludes net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses from the calculation of after-tax operating income available to common shareholders.

The Company believes that showing net income available to common shareholders exclusive of the items referred to above reflects the underlying fundamentals of the Company’s business since the Company evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income available to common shareholders, the Company believes that this presentation enables investors and other users of the Company’s financial information to analyze the Company’s performance in a manner similar to how the Company’s management analyzes performance. The Company also believes that this measure follows industry practice and, therefore, allows the users of the Company’s financial information to compare the Company’s performance with its industry peer group. The Company believes that the equity analysts and certain rating agencies which follow the Company and the insurance industry as a whole generally exclude these items from their analyses for the same reasons.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

Book Value Per Common Share

	June 30,	December 31,
(U.S. dollars in thousands, except share data)	2012	2011

Calculation of book value per common share:
Total shareholders’ equity	$5,020,316	$4,592,074
Less preferred shareholders’ equity	(325,000)	(325,000)
Common shareholders’ equity	$4,695,316	$4,267,074
Common shares outstanding, net of treasury shares (1)	136,291,652	134,358,345
Book value per common share	$34.45	$31.76

(1)	Excludes the effects of 8,043,017 and 8,706,441 stock options and 323,303 and 298,425 restricted stock units outstanding at June 30, 2012 and December 31, 2011, respectively.

Investment Information

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(U.S. dollars in thousands, except share data)	2012	2011	2012	2011

Components of net investment income:
Fixed maturities	$70,290	$84,420	$143,739	$169,564
Term loan investments (1)	3,557	533	5,856	684
Equity securities	2,425	1,844	4,089	3,391
Short-term investments	760	505	1,132	1,183
Other	2,980	5,774	6,174	12,677
Gross investment income	80,012	93,076	160,990	187,499
Investment expenses	(6,404)	(6,405)	(13,085)	(12,521)
Net investment income	$73,608	$86,671	$147,905	$174,978

Per share	$0.53	$0.63	$1.07	$1.26

Investment income yield, at amortized cost (2):
Pre-tax	2.47%	3.06%	2.49%	3.05%
After-tax	2.35%	2.89%	2.37%	2.91%

Total return (3):
Including effects of foreign exchange	0.63%	1.65%	2.53%	3.17%
Excluding effects of foreign exchange	1.04%	1.54%	2.66%	2.69%

Cash flow from operations	$252,447	$221,967	$397,268	$446,547

(1)	Included in “investments accounted for using the fair value option” on the Company’s balance sheet.
(2)

Investment income yield is presented on an annualized basis and excludes the impact of investments for which returns are not included within investment income, such as investments accounted for using the equity method and certain equities.

(3)

Includes net investment income, equity in net income or loss of investment funds accounted for using the equity method, net realized gains and losses and the change in unrealized gains or losses generated by the Company’s investment portfolio. Total return is calculated on a pre-tax basis and before investment expenses.

Investment Information (continued)

	June 30,	December 31,
(U.S. dollars in thousands)	2012	2011

Investable assets:
Fixed maturities available for sale, at fair value	$9,556,326	$9,375,604
Fixed maturities, at fair value (1)	242,735	147,779
Fixed maturities pledged under securities lending agreements, at fair value (2)	74,032	56,393
Total fixed maturities	9,873,093	9,579,776
Short-term investments available for sale, at fair value	1,087,910	904,219
Cash	355,392	351,699
Equity securities available for sale, at fair value	260,864	299,584
Equity securities, at fair value (1)	23,118	87,403
Other investments available for sale, at fair value	381,576	238,111
Other investments, at fair value (1)	230,990	131,721
TALF investments, at fair value (3)	307,453	387,702
Investments accounted for using the equity method (4)	331,601	380,507
Securities sold but not yet purchased (5)	(9,206)	(27,178)
Securities transactions entered into but not settled at the balance sheet date	(106,435)	(17,339)
Total investable assets	$12,736,356	$12,316,205

Investment portfolio statistics (2):
Average effective duration (in years)	3.01	2.99
Average credit quality (Standard & Poor’s/Moody’s Investors Service)	AA/Aa2	AA/Aa1
Imbedded book yield (before investment expenses)	2.76%	2.98%

(1)

Represents investments which are carried at fair value under the fair value option and reflected as “investments accounted for using the fair value option” on the Company’s balance sheet. Changes in the carrying value of such investments are recorded in net realized gains or losses.

(2)	This table excludes the collateral received and reinvested and includes the fixed maturities and short-term investments pledged under securities lending agreements, at fair value.
(3)

The Federal Reserve’s Term Asset-Backed Securities Loan Facility (“TALF”) provides secured financing for certain asset-backed securities and legacy commercial mortgage-backed securities. TALF financing is non-recourse to the Company, is collateralized by the purchased securities and provides financing for the purchase price of the securities, less a ‘haircut’ that varies based on the type of collateral. The Company can deliver the collateralized securities to the Federal Reserve in full defeasance of the loan.

(4)

Changes in the carrying value of investment funds accounted for using the equity method are recorded as “equity in net income (loss) of investments funds accounted for using the equity method” rather than as an unrealized gain or loss component of accumulated other comprehensive income.

(5)	Represents the Company’s obligation to deliver securities that it did not own at the time of sale. Such amounts are included in “other liabilities” on the Company’s balance sheet.

Selected Information on Losses and Loss Adjustment Expenses

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(U.S. dollars in thousands)	2012	2011	2012	2011

Components of losses and loss adjustment expenses incurred
Paid losses and loss adjustment expenses	$335,084	$301,820	$687,229	$640,070
Increase in unpaid losses and loss adjustment expenses	64,609	129,802	107,671	285,432
Total losses and loss adjustment expenses	$399,693	$431,622	$794,900	$925,502

Estimated net (favorable) adverse development in prior year loss reserves, net of related adjustments
Net impact on underwriting results:
Insurance	$(17,050)	$(7,014)	$(12,983)	$(22,566)
Reinsurance	(45,520)	(50,509)	(97,628)	(93,398)
Total	$(62,570)	$(57,523)	$(110,611)	$(115,964)

Impact on losses and loss adjustment expenses:
Insurance	$(17,211)	$(7,468)	$(17,676)	$(22,837)
Reinsurance	(46,614)	(50,841)	(99,419)	(94,198)
Total	$(63,825)	$(58,309)	$(117,095)	$(117,035)

Impact on acquisition expenses:
Insurance	$161	$454	$4,693	$271
Reinsurance	1,094	332	1,791	800
Total	$1,255	$786	$6,484	$1,071

Impact on combined ratio:
Insurance	(3.8)%	(1.7)%	(1.5)%	(2.8)%
Reinsurance	(16.3)%	(21.8)%	(18.8)%	(20.4)%
Total	(8.6)%	(8.9)%	(7.9)%	(9.1)%

Impact on loss ratio:
Insurance	(3.9)%	(1.8)%	(2.0)%	(2.8)%
Reinsurance	(16.6)%	(21.9)%	(19.2)%	(20.6)%
Total	(8.8)%	(9.1)%	(8.3)%	(9.2)%

Impact on acquisition expense ratio:
Insurance	0.1%	0.1%	0.5%	0.0%
Reinsurance	0.3%	0.1%	0.4%	0.2%
Total	0.2%	0.2%	0.4%	0.1%

Estimated net losses incurred from current accident year catastrophic events (1)
Insurance	$(580)	$32,707	$4,784	$73,913
Reinsurance	7,790	62,260	25,421	199,797
Total	$7,210	$94,967	$30,205	$273,710

Impact on combined ratio:
Insurance	(0.1)%	8.0%	0.5%	9.0%
Reinsurance	2.8%	26.8%	4.9%	43.6%
Total	1.0%	14.8%	2.1%	21.4%

(1)         Equals estimated losses from catastrophic events occurring in the current accident year, net of reinsurance and reinstatement premiums. Amounts shown for the insurance segment are for named catastrophic events only. Amounts shown for the reinsurance segment include (i) named events with over $5 million of losses incurred by its Bermuda and Europe operations and (ii) all catastrophe losses incurred by its U.S. operations.

Segment Information

The following section provides analysis on the Company’s 2012 second quarter performance by operating segment. For additional details regarding the Company’s operating segments, please refer to the Company’s Financial Supplement dated June 30, 2012 on the Company’s website at http://www.archcapgroup.bm/EarningsReleases.aspx.

Insurance Segment

	Three Months Ended June 30,
(U.S. dollars in thousands)	2012	2011	% Change

Gross premiums written	$676,090	$635,005	6.5
Net premiums written	464,584	438,263	6.0
Net premiums earned	446,594	410,819	8.7
Underwriting income (loss)	4,131	(34,438)	n/m

			% Point
			Change
Underwriting Ratios
Loss ratio	65.0%	73.4%	(8.4)
Acquisition expense ratio	16.9%	16.0%	0.9
Other operating expense ratio	17.2%	18.9%	(1.7)
Combined ratio	99.1%	108.3%	(9.2)

Catastrophic activity and prior year development:
Current accident year catastrophic events	(0.1)%	8.0%	(8.1)
Net (favorable) adverse development in prior year loss reserves, net of related adjustments	(3.8)%	(1.7)%	(2.1)
Combined ratio excluding such items	103.0%	102.0%	1.0

Gross premiums written by the insurance segment in the 2012 second quarter were 6.5% higher than in the 2011 second quarter, while net premiums written were 6.0% higher than in the 2011 second quarter. The growth in net premiums written reflected increases in programs, professional liability and construction business, partially offset by a lower level of onshore energy business (included in the ‘property, energy, marine and aviation’ line). The higher level of program business was primarily due to growth in exposures on existing accounts and rate improvements while the higher level of professional liability business primarily resulted from an increase in international small and medium sized accounts. The increase in construction business was primarily due to activity on an existing account which is not expected to recur, while the reduction in onshore energy premiums reflected lower renewals in reaction to market conditions and a strategic shift towards writing business on an excess basis. Net premiums earned by the insurance segment in the 2012 second quarter were 8.7% higher than in the 2011 second quarter, and reflect changes in net premiums written over the previous five quarters.

The 2012 second quarter loss ratio reflected minimal current year catastrophic event activity, with a low level of current quarter activity and a reduction in amounts recorded for 2012 first quarter storm activity, compared to 8.0 points in the 2011 second quarter. Estimated net favorable development in prior year loss reserves, before related adjustments, reduced the loss ratio by 3.9 points in the 2012 second quarter, compared to 1.8 points in the 2011 second quarter. The estimated net favorable development in the 2012 second quarter primarily resulted from better than expected claims emergence in short-tail and medium-tail lines.

The underwriting expense ratio was 34.1% in the 2012 second quarter, compared to 34.9% in the 2011 second quarter. The acquisition expense ratio was 16.9% in the 2012 second quarter, compared to 16.0% in the 2011 second quarter. The comparison of the 2012 second quarter and 2011 second quarter acquisition expense ratios is influenced by, among other things, the mix and type of business written and earned and the level of ceding commissions. The operating expense ratio was 17.2% in the 2012 second quarter, compared to 18.9% in the 2011 second quarter, with the lower ratio in the 2012 second quarter primarily due to the higher level of net premiums earned.

Reinsurance Segment

	Three Months Ended June 30,
(U.S. dollars in thousands)	2012	2011	% Change

Gross premiums written	$376,981	$277,766	35.7
Net premiums written	355,649	268,280	32.6
Net premiums earned	280,062	232,060	20.7
Underwriting income	89,592	34,395	160.5

			% Point
			Change
Underwriting Ratios
Loss ratio	39.0%	56.0%	(17.0)
Acquisition expense ratio	18.6%	19.0%	(0.4)
Other operating expense ratio	10.4%	10.2%	0.2
Combined ratio	68.0%	85.2%	(17.2)

Catastrophic activity and prior year development:
Current accident year catastrophic events	2.8%	26.8%	(24.0)
Net (favorable) adverse development in prior year loss reserves, net of related adjustments	(16.3)%	(21.8)%	5.5
Combined ratio excluding such items	81.5%	80.2%	1.3

Gross premiums written by the reinsurance segment in the 2012 second quarter were 35.7% higher than in the 2011 second quarter, while net premiums written were 32.6% higher than in the 2011 second quarter, primarily due to increases in other specialty, property catastrophe and mortgage business. The growth in other specialty primarily resulted from new business written in U.K. motor while the higher level of property catastrophe primarily resulted from new business and share increases in Florida, Japan and other international risks. The mortgage business primarily resulted from a reinsurance treaty written in the 2012 second quarter which covers newly originated residential mortgages beginning in October 2011. For the 2012 second quarter, such business contributed $21.6 million of premiums written (included in the ‘other’ line), of which $13.5 million related to the period from October 2011 to March 2012. Net premiums earned in the 2012 second quarter were 20.7% higher than in the 2011 second quarter, and reflect changes in net premiums written over the previous five quarters, including the mix and type of business written. In addition, net premiums earned included $17.3 million related to the credit and surety business acquired in April 2012.

The 2012 second quarter loss ratio reflected 2.8 points of current year catastrophic activity, compared to 26.8 points of catastrophic activity in the 2011 second quarter. Estimated net favorable development in prior year loss reserves, before related adjustments, reduced the loss ratio by 16.6 points in the 2012 second quarter, compared to 21.9 points in the 2011 second quarter. The estimated net favorable development in the 2012 second quarter primarily resulted from better than expected claims emergence in short-tail lines.

The underwriting expense ratio was 29.0% in the 2012 second quarter, compared to 29.2% in the 2011 second quarter. The acquisition expense ratio for the 2012 second quarter was 18.6%, compared to 19.0% for the 2011 second quarter. The comparison of the 2012 second quarter and 2011 second quarter acquisition expense ratios is influenced by, among other things, the mix and type of business written and earned and the level of ceding commissions. The operating expense ratio was 10.4% in the 2012 second quarter, compared to 10.2% in the 2011 second quarter, reflecting an increase in aggregate expenses partially offset by the higher level of net premiums earned.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(U.S. dollars in thousands, except share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Revenues
Net premiums written	$820,233	$706,543	$1,683,844	$1,470,821
Change in unearned premiums	(93,577)	(63,664)	(276,876)	(194,247)
Net premiums earned	726,656	642,879	1,406,968	1,276,574
Net investment income	73,608	86,671	147,905	174,978
Net realized gains	34,867	45,210	78,988	65,905

Other-than-temporary impairment losses	(2,454)	(1,969)	(3,485)	(5,227)
Less investment impairments recognized in other comprehensive income, before taxes	503	285	511	863
Net impairment losses recognized in earnings	(1,951)	(1,684)	(2,974)	(4,364)

Fee income	806	784	1,349	1,599
Equity in net income of investment funds accounted for using the equity method	7,787	5,973	32,613	35,646
Other income (loss)	695	(4,265)	(7,373)	302
Total revenues	842,468	775,568	1,657,476	1,550,640

Expenses
Losses and loss adjustment expenses	399,693	431,622	794,900	925,502
Acquisition expenses	128,289	110,639	247,251	219,393
Other operating expenses	117,701	112,842	224,173	215,724
Interest expense	7,439	7,758	14,960	15,479
Net foreign exchange (gains) losses	(31,689)	18,375	(11,001)	55,287
Total expenses	621,433	681,236	1,270,283	1,431,385

Income before income taxes	221,035	94,332	387,193	119,255

Income tax expense (benefit)	767	(2,271)	2,669	(2,821)

Net income	220,268	96,603	384,524	122,076

Preferred dividends	7,649	6,461	14,110	12,922

Net income available to common shareholders	$212,619	$90,142	$370,414	$109,154

Net income per common share
Basic	$1.58	$0.69	$2.76	$0.82
Diluted	$1.54	$0.65	$2.68	$0.78

Weighted average common shares and common share equivalents outstanding
Basic	134,529,129	131,232,269	134,241,876	132,359,493
Diluted	138,211,736	137,975,599	138,017,490	139,234,931

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands, except share data)

	June 30,	December 31,
	2012	2011
Assets
Investments:
Fixed maturities available for sale, at fair value (amortized cost: $9,325,208 and $9,165,438)	$9,556,326	$9,375,604
Short-term investments available for sale, at fair value (amortized cost: $1,085,961 and $909,121)	1,087,910	904,219
Investment of funds received under securities lending, at fair value (amortized cost: $66,327 and $48,577)	66,424	48,419
Equity securities available for sale, at fair value (cost: $258,983 and $299,058)	260,864	299,584
Other investments available for sale, at fair value (cost: $368,826 and $235,381)	381,576	238,111
Investments accounted for using the fair value option	496,843	366,903
TALF investments, at fair value (amortized cost: $292,841 and $373,040)	307,453	387,702
Investments accounted for using the equity method	331,601	380,507
Total investments	12,488,997	12,001,049

Cash	355,392	351,699
Accrued investment income	72,095	70,739
Investment in joint venture (cost: $100,000)	109,240	107,576
Fixed maturities and short-term investments pledged under securities lending, at fair value	74,032	56,393
Premiums receivable	834,116	501,563
Reinsurance recoverable on unpaid and paid losses and loss adjustment expenses	1,849,191	1,851,584
Contractholder receivables	787,389	748,231
Prepaid reinsurance premiums	313,264	265,696
Deferred acquisition costs, net	272,736	227,884
Receivable for securities sold	821,527	462,891
Other assets	518,744	460,052
Total Assets	$18,496,723	$17,105,357

Liabilities
Reserve for losses and loss adjustment expenses	$8,546,350	$8,456,210
Unearned premiums	1,815,135	1,411,872
Reinsurance balances payable	184,763	133,866
Contractholder payables	787,389	748,231
Senior notes	300,000	300,000
Revolving credit agreement borrowings	100,000	100,000
TALF borrowings, at fair value (par: $237,095 and $310,868)	235,818	310,486
Securities lending payable	76,383	58,546
Payable for securities purchased	927,962	480,230
Other liabilities	502,607	513,842
Total Liabilities	$13,476,407	$12,513,283

Commitments and Contingencies

Shareholders’ Equity
Non-cumulative preferred shares	325,000	325,000
Common shares ($0.0033 par, shares issued: 166,748,110 and 164,636,338)	556	549
Additional paid-in capital	187,013	161,419
Retained earnings	5,167,069	4,796,655
Accumulated other comprehensive income, net of deferred income tax	193,097	153,923
Common shares held in treasury, at cost (shares: 30,456,458 and 30,277,993)	(852,419)	(845,472)
Total Shareholders’ Equity	5,020,316	4,592,074
Total Liabilities and Shareholders’ Equity	$18,496,723	$17,105,357